Designated Filer:	Jonathan S. Leff

Issuer & Ticker Symbol: Hana Biosciences, Inc. (HNAB)

Date of Event Requiring Statement: June 7, 2010

Exhibit 99.3 - Joint Filers’ Signatures

By: /s/ Scott A. Arenare	Date: June 16, 2010

Name: Nishan M. DeSilva

By: Scott A. Arenare, Attorney-in-Fact

By: /s/ Andrew Ferrer	Date: June 16, 2010

Name: Andrew Ferrer